SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
RAE SYSTEMS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.001 per share, of RAE Systems Inc.

(2)	Aggregate number of securities to which transaction applies:

46,119,207 shares of Common Stock outstanding and owned by stockholders other than treasury shares and other than shares owned by the parties identified on Exhibit D to the Merger Agreement attached as Annex A to this proxy statement, and further described in this proxy statement, and includes the anticipated issuance of 3,385,030 shares of Common Stock pursuant to options granted under RAE Systems’ 2007 Equity Incentive Plan, 2002 Stock Option Plan and 1993 Stock Plan prior to the closing of the transaction with exercise prices at or below $2.25 that are eligible to be cashed out in the merger.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The transaction value (the “Aggregate Consideration”) was determined by adding (A) the product of 46,119,207 shares of Common Stock that are proposed to be acquired in the merger multiplied by the merger consideration of $2.25 per share, plus (B) the product of 3,385,030 outstanding options to purchase shares of Common Stock multiplied by the difference between $2.25 and the exercise price of such outstanding options. The filing fee, calculated in accordance with Section 14(g) of Exchange Act, was determined by multiplying $0.0001161 by the Aggregate Consideration.

(4)	Proposed maximum aggregate value of transaction:

$107,502,683

(5)	Total fee paid:

$12,481.06
☐	Fee paid previously with preliminary materials.

☑	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

$10,354.51

(2)	Form, Schedule or Registration Statement No.:

Third Supplement to Proxy Statement on Schedule 14A (file No. 001-31783) filed with the Securities and Exchange Commission on May 12, 2011.

(3)	Filing Party:

RAE Systems Inc.

RAE SYSTEMS, INC.
FOURTH SUPPLEMENT TO PROXY STATEMENT
FOR THE
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 9, 2011
To the Holders of Common Stock of RAE Systems, Inc.:
RAE Systems Inc. (the “Company”) provides the following information to supplement and amend its Proxy Statement, dated March 9, 2011 (the “Proxy Statement”), as supplemented by the Third Supplement thereto (the “Third Supplement”) which we filed with the Securities and Exchange Commission (the “SEC”) on May 12, 2011, each of which was furnished to stockholders in connection with the solicitation of proxies for use at the Special Meeting of Stockholders to be held on June 9, 2011. This Fourth Supplement should be read in conjunction with the Proxy Statement and the Third Supplement. To the extent that information in this Fourth Supplement differs from or updates information contained in the Proxy Statement or the Third Supplement, you should rely on the information contained in this Fourth Supplement, which is more current.
The purpose of this Fourth Supplement is to:
•	inform you that on May 24, 2011, we amended the merger agreement with Purchaser to increase the price to be paid to $2.25 in cash, without interest, for each share of our common stock owned by you;
•	inform you that we have rescheduled the Special Meeting to June 9, 2011; and
•	describe important developments in our strategic process.
AMENDMENT OF MERGER AGREEMENT
On May 24, 2011, the Company entered into an amendment to the Agreement and Plan of Merger dated as of January 18, 2011 (the “Merger Agreement”) with Ray Holding Corporation (“Purchaser”) and Ray Merger Sub Corporation (“Merger Sub”), a wholly-owned subsidiary of Purchaser. Purchaser and Merger Sub are each affiliates of Vector Capital IV, L.P. and Vector Capital III, L.P. (collectively, “Vector”). Pursuant to the amendment, the Purchaser has increased the price per share to be paid to the Company’s unaffiliated stockholders to $2.25 per share, without interest. In addition, the termination fee payable upon termination of the Merger Agreement under specified circumstances was increased to $5.75 million (reduced by any expense reimbursement paid or payable under the Merger Agreement). Pursuant to an amendment to the Guarantee Agreement among Vector Capital IV, L.P., Vector Capital III, L.P. and the Company, the cap on Vector’s obligation to guarantee the obligations of Purchaser and Merger Sub to pay the cash merger consideration was increased to $107,651,000 (minus the aggregate value of the shares to be contributed by Robert Chen to the Purchaser without consideration, as described below under the caption “Update to Special Factors — Background of the Merger Section of Proxy Statement”), which is approximately $4.45 million as of the date of this Fourth Supplement) . All descriptions in the Proxy Statement of the cash consideration to be paid under the Merger Agreement, the termination fee and the cap on Vector’s guarantee obligation are hereby revised to refer to the amounts set forth in this paragraph.
NEW RECORD DATE AND MEETING DATE
Time, Date and Place. The Special Meeting has been rescheduled to 10:00 a.m., local time, June 9, 2011, at the offices of Fenwick & West LLP, at 801 California Street, Mountain View, California 94041. At the Special Meeting, stockholders of the Company will consider and vote upon the proposal to adopt the Merger Agreement and, if necessary, to vote to adjourn the Special Meeting for the purpose of soliciting additional proxies to vote in favor of adoption of the Merger Agreement.
Record Date. The Special Committee of the Company’s board of directors has established May 9, 2011 as the record date for the Special Meeting. This date has not been changed in connection with the rescheduling of the date of the Special Meeting. Accordingly, you will be entitled to vote at the Special Meeting if you owned shares of RAE Systems common stock at the close of business on May 9, 2011. You will have one vote at the Special Meeting for each share of RAE Systems common stock you owned at the close of business on the record date. There are approximately 59,512,064 shares of RAE Systems common stock outstanding on the record date and entitled to be voted at the Special Meeting.
UPDATE TO “SPECIAL FACTORS — BACKGROUND OF THE MERGER” SECTION OF PROXY STATEMENT
The section entitled “Special Factors — Background of the Merger” beginning on page 12 of the Proxy Statement describes the background of the merger up to March 9, 2011, the date of the Proxy Statement, and the Third Supplement describes events through May 11, 2011. The discussion below describes certain events following May 11, 2011.
On May 15, 2011, the Special Committee received a definitive, binding offer from Rudy II Acquisition Corp. (“Rudy”), an affiliate of Battery Ventures and SFW Capital, to acquire all of our outstanding capital stock for $2.00 per share in cash. The offer did not include any rollover of equity by Mr. Chen or Mr. Hsi, and included a requirement that we issue to Rudy a number of newly issued shares of our common stock equal to 19.9% of our outstanding common stock, for $2.00 per share, paid in the form of a promissory note. As proposed, these shares would be subject to a put and call arrangement that would provide for the sale of the shares back to us if the merger agreement with Rudy was terminated. The offer also indicated that if Mr. Chen were to agree to vote in favor of this transaction, they would dispense with this stock issuance. The Rudy offer also provided that in the event we received a superior offer after executing the merger agreement with Rudy, Rudy would not be entitled to a two-day match period before we could accept that offer. Our Special Committee then met on May 15, 2011, together with representatives of Fenwick & West, Morris Nichols and UBS and determined that this proposal constituted a superior offer to the existing Merger Agreement.
We notified Vector Capital of this determination, and on May 17, 2011, Vector Capital offered to increase its purchase price to $2.00 per share, and to correspondingly increase the termination fee payable under the Merger Agreement to $4.27 million. The Vector Capital offer also included a termination of its voting agreements with Mr. Chen and Dr. Hsi, and a clarification that the use of a 19.9% stock issuance or option such as that included in the Rudy offer need not be considered as an adverse factor in determining that such an offer is superior to the Vector Capital transaction. In addition, in connection with this offer, Vector Capital amended the Rollover Agreement with Mr. Chen to provide that a number of shares of our common stock owned by the Chen Revocable Trust (equal the amount of the per share cash merger consideration in excess of $1.75, multiplied by the total number of shares of our common stock owned by Chen Revocable Trust in excess of 10,701,525, divided by the per share cash consideration, or 585,166 shares based on the Vector Capital offer) that would otherwise be entitled to receive the $2.00 per share cash consideration paid to our unaffiliated stockholders would instead be transferred to the Purchaser without consideration.
The Special Committee then met, in the evening of May 17, 2011 together with representatives of Fenwick & West, Morris Nichols and UBS and discussed the proposals made by Rudy and Vector Capital. The Special Committee considered the effect of the elimination in the Rudy offer of the two-day match period, and whether it would increase the likelihood of a future increased bid, from Vector Capital or a third party. The Special Committee also considered that we would be required to pay a termination fee to Vector Capital in the event that we accepted the Rudy offer, and considered whether we would be able to pay a further termination fee to Rudy in the event of any such future increased bid. Finally, the Special Committee considered whether it would be appropriate to request that UBS provide a new opinion as to the fairness of the merger consideration to our unaffiliated stockholders, and concluded that based on input from UBS representatives, input from our chief financial officer regarding our business and prospects, and the Special Committee’s knowledge of our business and prospects, it would not be necessary, especially inasmuch as the Special Committee was evaluating a decision between two alternative merger transactions, each at $2.00 per share. The Special Committee also considered the desirability of rescheduling our Special Meeting of Stockholders, which was then scheduled for May 26, 2011. Following this discussion, the Special Committee determined that the amendment proposed by Vector Capital was fair to, and in the best interests of, our unaffiliated stockholders and approved the amendment to the Merger Agreement that was proposed by Vector Capital. We then executed this amendment on May 17, 2011.
On May 18, 2011, the Special Committee received a letter from Rudy, expressing its disappointment in the decision to accept the Vector Capital offer, and proposing an acquisition for a per share price materially in excess of $2.00 per share (which price was not specified in this letter). On the evening of May 18, 2011, the Special Committee met and determined that the letter from Rudy was reasonably likely to result in a “Superior Offer,” and so informed Vector Capital.
On May 19, 2011, we determined to reschedule the date of our Special Meeting of Stockholders from May 26, 2011 to June 9, 2011. Also on that date, the Special Committee received a waiver from Vector Capital of the waiting period that would otherwise not have permitted discussions with Rudy until the following day, and accordingly began discussions with Rudy.
On May 20, 2011, Rudy delivered a letter to the Special Committee and our board of directors setting forth a proposal for an acquisition of all of our outstanding common stock for a price of $2.05 per share in cash. This proposal, like the May 15 proposal, included a proposed issuance by us of newly issued shares of our common stock equal to 19.9% of our outstanding common stock, on terms consistent with the May 15 proposal from Rudy, and eliminated the two-day match period set forth in the Merger Agreement. In addition, the Rudy offer reduced the amount of the termination fee we would be required to pay to Rudy on acceptance of a superior transaction, to $3,382,000 (representing approximately 2.7% of the total equity value of the transaction, as compared to the approximately 3.5% contemplated by the Merger Agreement). Finally, the Rudy offer proposed that if Mr. Chen were willing to accept $1.959 per share instead of $2.05 per share for the shares he owned, Rudy would be willing to increase the consideration paid to our other stockholders to $2.08 per share. A representative of Fenwick & West discussed that proposal with a representative of Wilson Sonsini Goodrich & Rosati, counsel to Mr. Chen, who stated that Mr. Chen would not agree to assist in financing Rudy’s proposed transaction by taking less consideration per share.

Subsequently on May 20, 2011, Vector Capital offered to increase its purchase price to $2.05 per share, and to correspondingly increase its termination fee payable under the Merger Agreement to $4.381 million. A representative of Fenwick & West discussed this offer with a representative of Shearman & Sterling, outside counsel to Vector Capital, and sought a reduction in the termination fee. Following this discussion, Vector Capital revised its offer to reduce the proposed termination fee to the $4.27 million amount that had been agreed on May 17.
The Special Committee then met, in the evening of May 20, together with representatives of Fenwick & West, Morris Nichols and UBS, to consider the offers from Rudy and Vector Capital. The Special Committee also considered again whether it would be appropriate to request that UBS provide a new opinion as to the fairness of the merger consideration to our unaffiliated stockholders. Based on input from representatives of UBS, the fact that UBS had previously issued a fairness opinion in connection with a proposal at $1.60 per share, the Special Committee’s knowledge of the Company’s business and prospects, and the fact that the Special Committee was considering two alternative merger transactions at $2.05 per share, the Special Committee determined that it would not be necessary to request a new fairness opinion. The Special Committee then determined that the amendment proposed by Vector Capital was fair to, and in the best interests of, our unaffiliated stockholders and approved the amendment to the Merger Agreement, which we then executed on May 20, 2011.
On May 24, 2011, Rudy delivered a letter to the Special Committee and our board of directors setting forth a proposal for an acquisition of all of our outstanding common stock for a price of $2.15 per share in cash. This proposal, like the May 15 and May 20 proposals, included a proposed issuance by us of newly issued shares of our common stock equal to 19.9% of our outstanding common stock, on terms consistent with the May 15 proposal from Rudy, but did not eliminate the two-day match period set forth in the Merger Agreement (which it had removed in its previous offer). In addition, the Rudy offer reduced the amount of the termination fee we would be required to pay to Rudy on acceptance of a superior transaction as a percentage of the total equity value of the proposed transaction from the approximately 3.5% contemplated in the Merger Agreement to approximately 2.7%, or $3,602,000. Finally, and similar to the May 20 offer, the Rudy offer proposed that if Mr. Chen were willing to accept $2.03 per share instead of $2.15 per share for the shares he owned, Rudy would be willing to increase the consideration paid to our other stockholders to $2.19 per share. A representative of Fenwick & West discussed that proposal with a representative of Wilson Sonsini Goodrich & Rosati, counsel to Mr. Chen, who advised him that Mr. Chen would not agree to assist in financing Rudy’s proposed transaction by taking less consideration per share.
The Special Committee met on May 24, 2011, together with representatives of Fenwick & West, Morris Nichols and UBS and determined that the Battery $2.15 proposal constituted a superior offer to the existing Merger Agreement. Following this meeting, on May 24, 2011, Vector Capital offered to increase its purchase price to $2.15 per share, and to correspondingly increase its termination fee payable under the Merger Agreement to $4,485,000.

A representative of Fenwick & West then had a discussion with representatives of Cooley in which a representative of Fenwick & West advised a representative of Cooley that it was not likely that we would be in a position to proceed to a transaction with Rudy based on its $2.15 proposal. Rudy then delivered a second letter to the Special Committee and our board of directors setting forth a proposal for an acquisition of all of our outstanding common stock for a price of $2.20 per share in cash (with a termination fee of $3,712,638). Similar to the prior offer, the Rudy offer proposed that if Mr. Chen were willing to accept $2.06 per share instead of $2.20 per share for the shares he owned, Rudy would be willing to increase the consideration paid to our other stockholders to $2.24 per share. A representative of Fenwick & West discussed that proposal with a representative of Wilson Sonsini Goodrich & Rosati, counsel to Mr. Chen, who stated that Mr. Chen would not agree to assist in financing Rudy’s proposed transaction by taking less consideration per share. Subsequently on May 24, 2011, Vector Capital offered to further increase its purchase price to $2.25 per share, with an increase in its termination fee payable under the Merger Agreement, as a percentage of the total equity value of the proposed transaction from the approximately 3.5% contemplated in the Merger Agreement to approximately 4.4%, or $6.0 million. The Special Committee then met, in the evening of May 24, together with representatives of Fenwick & West, Morris Nichols and UBS. During this meeting, the Special Committee discussed at length the proposed increase in the termination fee, and determined that since the increase would represent approximately $0.03 per share of our outstanding common stock and stock options, this increase would not preclude a bidder who was willing to make a proposal at a price that was materially higher than $2.25 per share from making a superior offer. However the Special Committee also noted that this increase in the termination fee was substantial, and directed a representative of Fenwick & West to seek a reduction in the amount of this termination fee. A representative of Fenwick & West discussed this matter with a representative of Shearman & Sterling and following this discussion, Vector Capital agreed to reduce the amount of the termination fee as a percentage of the total equity value of the proposed transaction from the approximately 4.4% to approximately 4.2%, or $5.75 million, but stated that Vector Capital would agree to no further reduction in the amount of the termination fee. Following this reduction in the proposed termination fee and discussion, the Special Committee determined that the amendment proposed by Vector Capital was fair to, and in the best interests of, our unaffiliated stockholders and approved the amendment to the Merger Agreement, which we then executed on May 24, 2011.
In connection with this amendment, Vector and Mr. Chen amended the Rollover Agreement to provide that a number of shares owned by the Chen Revocable Trust (and which would have otherwise received the $2.25 per share merger consideration) would be transferred to the Purchaser for no consideration. Under the amended Rollover Agreement, a number of shares equal to the difference between the per share cash merger consideration and $1.30 per share, multiplied by the total number of shares of our common stock owned by the Chen Revocable Trust in excess of 10,701,525, divided by the per share cash consideration, representing a total of 1,976,559 shares on the date of this Fourth Supplement (the “Transferable Shares”), would be transferred by Mr. Chen to the Purchaser for no consideration at the closing of the merger.
On May 31, 2011, Vector Capital and PSIL amended their equity commitment letters with Purchaser, and Mr. Chen and Mr. Hsi amended their Rollover Agreements with Purchaser, in each case to reflect that each person’s ownership interest in Purchaser is the same as it would have been if the Transferable Shares were not transferred to Purchaser for no consideration.
UPDATE TO “SPECIAL FACTORS — REASONS FOR THE MERGER OF RAE SYSTEMS AND RECOMMENDATION OF THE BOARD OF DIRECTORS” SECTION OF THE PROXY STATEMENT
The Special Committee believes, as of the date of this Fourth Supplement, that the merger and the Merger Agreement are procedurally and substantively fair to, and in the best interests of, RAE Systems’ unaffiliated stockholders. This conclusion is based on consideration of the factors described in the Proxy Statement and the Third Supplement, as well as the following:
•	the proposals made by Rudy on May 15, 2011, May 20, 2011 and May 24, 2011;
•	the $2.25 per share merger consideration represents a premium of approximately (i) 116% to the $1.04 per share closing price of our common stock on September 17, 2010, the last full trading day prior to the public announcement of the proposed Battery Merger, (ii) 41% to the $1.60 per share merger consideration proposed in the Battery Merger and (iii) 36% to the $1.66 per share closing price of our common stock on January 14, 2011, the last full trading day prior to the public announcement of the Merger, and was equal to the $2.25 per share closing price of our common stock on May 27, 2011, the last full trading day prior to the date of this Fourth Supplement;
•	the fact that the Merger Agreement executed on January 18, 2011 with Vector permitted the Special Committee, in the exercise of its fiduciary duties in accordance with the Merger Agreement, to enter into discussions with Battery Ventures with respect to its Acquisition Proposal, which resulted in the definitive, binding offers from Rudy on April 2, 2011, to acquire all of our outstanding capital stock for $1.90 per share in cash, on April 13, 2011, to acquire all of our outstanding capital stock for $2.00 per share in cash, on May 15, 2011 to acquire all of our outstanding capital stock for $2.05 per share in cash; on May 24, 2011 to acquire all of our outstanding capital stock for $2.15 per share in cash and on May 24, 2011 to acquire all of our outstanding capital stock for $2.20 per share in cash; and

•	the increase in the price per share payable to our stockholders (other than the Rollover Holders) as a result of the amendment to the Merger Agreement on May 24, 2011.
UPDATE TO “SPECIAL FACTORS — POSITION OF THE PURCHASER GROUP AS TO THE FAIRNESS OF THE MERGER” SECTION OF THE PROXY STATEMENT
The Purchaser Group reaffirms, as of the date of this Fourth Supplement, the disclosure set forth in the Proxy Statement under the caption “Position of the Purchaser Group as to the Fairness of the Merger,” and believes, as of the date of this Fourth Supplement, that the terms and conditions of the merger are substantively and procedurally fair to RAE Systems’ unaffiliated stockholders. This conclusion is based on consideration of the factors described in the Proxy Statement, as well as the following:
•	the fact that, although the Purchaser Group is not entitled to rely on it, the Special Committee received an opinion from the Special Committee’s independent financial advisor, UBS, to the effect that, as of the date of the opinion and subject to various assumptions, qualifications, limitations and other matters set forth therein, the $1.60 per share merger consideration to be received by the stockholders (other than the Rollover Holders) in the proposed merger pursuant to the Battery Merger Agreement was fair to such stockholders from a financial point of view; and the fact that the $2.25 per share merger consideration represents a premium of approximately 41% to the $1.60 per share merger consideration proposed in the Battery Merger;
•	the $2.25 per share merger consideration represents a premium of approximately (i) 116% to the $1.04 per share closing price of our common stock on September 17, 2010, the last full trading day prior to the public announcement of the proposed Battery Merger, (ii) 41% to the $1.60 per share merger consideration proposed in the Battery Merger, and (iii) 36% to the $1.66 per share closing price of our common stock on January 14, 2011, the last full trading day prior to the public announcement of the Merger, and was equal to the $2.25 per share closing price of our common stock on May 27, 2011, the last full trading day prior to the date of this Fourth Supplement; and
•	the fact that RAE Systems’ board of directors or the Special Committee, in the exercise of its fiduciary duties in accordance with the Merger Agreement, can terminate the Merger Agreement following receipt of a bona fide written superior offer in the manner provided in the Merger Agreement, subject to specified conditions, including the payment of a $5,750,000 termination fee.
UPDATE TO “SPECIAL FACTORS — PURPOSE AND REASONS OF THE ROLLOVER HOLDERS FOR THE MERGER AND POSITION OF THE ROLLOVER HOLDERS AS TO THE FAIRNESS OF THE MERGER” SECTION OF THE PROXY STATEMENT
The Rollover Holders reaffirm, as of the date of this Fourth Supplement, the disclosure set forth in the Proxy Statement under the caption “Position of the Rollover Holders as to the Fairness of the Merger,” and believes, as of the date of this Fourth Supplement, that the terms and conditions of the merger are substantively and procedurally fair to RAE Systems’ unaffiliated stockholders. This conclusion is based on consideration of the factors described in the Proxy Statement, as well as the following:

•	the fact that, although the Rollover Holders are not entitled to rely on it, the Special Committee received an opinion from the Special Committee’s independent financial advisor, UBS, to the effect that, as of the date of the opinion and subject to various assumptions, qualifications, limitations and other matters set forth therein, the $1.60 per share merger consideration to be received by the stockholders (other than the Rollover Holders) in the proposed merger pursuant to the Battery Merger Agreement was fair to such stockholders from a financial point of view; and the fact that the $1.88 per share merger consideration represents a premium of approximately 41% to the $1.60 per share merger consideration proposed in the Battery Merger;

•	the fact that the $2.25 per share merger consideration represents a premium of approximately (i) 116% to the $1.04 per share closing price of our common stock on September 17, 2010, the last full trading day prior to the public announcement of the proposed Battery Merger, (ii) 41% to the $1.60 per share merger consideration proposed in the Battery Merger and (iii) 36% to the $1.66 per share closing price of our common stock on January 14, 2011, the last full trading day prior to the public announcement of the Merger, and was equal to the $2.25 per share closing price of our common stock on May 27, 2011, the last full trading day prior to the date of this Fourth Supplement;

•	the fact that RAE Systems’ board of directors or the Special Committee, in the exercise of its fiduciary duties in accordance with the Merger Agreement, can terminate the Merger Agreement following receipt of a bona fide written superior offer in the manner provided in the Merger Agreement, subject to specified conditions, including the payment of a $5,750,000 termination fee;

•	the fact that the Merger Agreement executed on January 18, 2011 with Vector permitted the RAE Systems’ board of directors or the Special Committee, in the exercise of its fiduciary duties in accordance with the Merger Agreement, to enter into discussions with Battery Ventures with respect to its Acquisition Proposal, which resulted in the definitive, binding offer from Battery Ventures on April 2, 2011, to acquire all of our outstanding capital stock for $1.90 per share in cash, the proposal delivered on April 13, 2011 to acquire all of our outstanding capital stock for $2.00 per share in cash, the proposal delivered on May 15, 2011 to acquire all of our outstanding capital stock for $2.05 per share in cash; the proposal delivered on May 24, 2011 to acquire all of our outstanding capital stock for $2.15 per share in cash and the proposal delivered on May 24, 2011 to acquire all of our outstanding capital stock for $2.20 per share in cash;

•	the fact that the Mr. Chen executed a series of documents facilitating the sale of the Fushun joint venture, and affirming, among other things, that he would take any actions reasonably requested of him by our board of directors in his capacity as an officer, director and shareholder of our China subsidiary RAE Asia and the Fushun joint venture, in order to eliminate the risk that Battery Ventures perceived from Mr. Chen to its acquisition of the Company, which resulted in the definitive, binding offers from Battery Venture on April 2, 2011 to acquire all of our outstanding capital stock for $1.90 per share in cash, on April 13, 2011 to acquire all of our outstanding capital stock for $2.00 per share in cash, on May 15, 2011 to acquire all of our outstanding capital stock for $2.05 per share in cash; on May 24, 2011 to acquire all of our outstanding capital stock for $2.15 per share in cash and on May 24, 2011 to acquire all of our outstanding capital stock for $2.20 per share in cash; and

•	the fact that Rudy has not made a proposal at a price that is higher than $2.25 per share which is not conditioned upon financing from Mr. Chen, and Mr. Chen is unwilling to provide such financing.
UPDATE TO “SPECIAL FACTORS — ESTIMATED FEES AND EXPENSES” SECTION OF THE PROXY STATEMENT
The section of the Proxy Statement entitled “Special Factors — Estimated Fees and Expenses” beginning on page 48 of the Proxy Statement is updated to replace that section in its entirety with the following:
Except as set forth below, RAE Systems will not pay any fees or commissions to any broker, dealer or other person in connection with the merger. If the Merger Agreement is terminated under certain circumstances described under “The Merger Agreement — Termination of the Merger Agreement,” RAE Systems has agreed to pay Purchaser a termination fee in the amount of $5,750,000 (less any expenses reimbursement paid or payable under the Merger Agreement).
The following is an estimate of fees and expenses to be incurred by RAE Systems in connection with the merger:

Expense Description	Fee
Termination fee paid to Battery Ventures	$3,390,000
Legal (excludes litigation fees)	1,975,500
Financial Advisors	4,988,000
Printing	218,100
SEC Filing Fees	12,481
Accounting	201,000
Proxy Solicitation	15,000
Special Committee Fees	71,500
Miscellaneous	19,000
Processing and Mailing	30,000
Total	$10,920,581
On September 18, 2010, RAE Systems approved the payment for an additional $500,000 that the terms of UBS’ engagement had provided was payable at the discretion of RAE Systems (which discretionary fee RAE Systems has agreed in the Merger Agreement not to pay during the period beginning on the date of the Merger Agreement and ending at the effective time of the merger). The amount set forth in this table does not include this discretionary fee. In addition, on April 3, 2011, we amended our engagement letter with UBS to extend the term of their engagement to May 31, 2011, and provide for payment to UBS of a retainer fee of $100,000 on execution of the amendment, and a monthly fee of $100,000 payable first on April 30, 2011, and then on the 19th day of each month thereafter (in addition to the fees already provided for in the engagement letter), and the amount in this table includes such fees through May 26, 2011.
The estimated fees and expenses listed above do not include expenses incurred by Purchaser or Merger Sub that will be borne by the surviving corporation. None of the costs and expenses described above or to be borne by the surviving corporation will reduce the $2.25 per share merger consideration payable to our stockholders (other than the Rollover Holders with respect to the Rollover Shares).
RAE Systems has not retained UBS to provide any services, in the past or the future, other than those services described in this proxy statement with respect to the merger.
UPDATE TO “SPECIAL FACTORS — INTERESTS OF OUR DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER” SECTION OF THE PROXY STATEMENT
The section of the Proxy Statement entitled “Special Factors — Interests of our Directors and Executive Officers in the Merger” beginning on page 50 of the Proxy Statement is updated to replace that section in its entirety with the following:
In considering the recommendation of the Special Committee and RAE Systems’ board of directors with respect to the merger, you should be aware that some of RAE Systems’ directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The Special Committee and RAE Systems’ board of directors were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the merger.
Treatment of Stock Options
As of the record date, there were approximately 2,229,961 shares of our common stock subject to stock options granted under our equity incentive plans to our current executive officers and directors. The vesting of each unvested stock option to acquire RAE Systems common stock outstanding at the effective time of the merger will be accelerated, so that each stock option to acquire RAE Systems common stock will be fully vested and exercisable. Each such stock option will then be cancelled in the merger, and in consideration of such cancellation, RAE Systems will pay to the holder of each such canceled stock option, as soon as practicable after the effective time, a cash payment equal to the excess (if any) of $2.25 over the per share exercise price of such stock option.
The following table reflects the total cash consideration expected to be received by each of our directors and executive officers in connection with the merger, including the consideration that each of them will receive pursuant to the Merger Agreement in connection with the cancellation of their options:

Cash Merger
		Consideration	Realizable
Name of		to be Received	Value of	Realizable
Director		for RAE	Vested	Value of All	Compensation
and/or		Systems	Options as a	Options at the	of Members of
Executive		Common	Result of the	Closing of the	Special	Total Cash
Officer	Position	Stock	Merger(1)	Merger(2)	Committee	Consideration
Robert I. Chen(3)	President, Chief Executive Officer and Chair of the Board	$6,493,556	$175,783	$310,400		$6,803,956
Randall K. Gausman(4)	Vice President and Chief Financial Officer	$11,250	$190,875	$318,000		$329,250

		Cash Merger
		Consideration	Realizable
Name of		to be Received	Value of	Realizable
Director		for RAE	Vested	Value of All	Compensation
and/or		Systems	Options as a	Options at the	of Members of
Executive		Common	Result of the	Closing of the	Special	Total Cash
Officer	Position	Stock	Merger(1)	Merger(2)	Committee	Consideration
Peter C. Hsi(3)	Chief Technology Officer and Director	—	$63,625	$254,500		$254,500
Ming-Ching Tang	Executive Vice President Operations	—	$95,375	$169,500		$169,500
Fei-Zhou Shen	Vice President Corporate Development and Fushun Business Operations	$53,363	$221,522	$263,897		$317,260
Ryan Watson	Vice President Americas Sales	$10,163	$95,500	$148,500		$158,663
Dr. Keh-Shew Lu	Director	$607,500	$63,500	$127,000	$174,000	$751,500
Susan Wang	Director	—	$95,250	$190,500	$37,000	$227,500
Dr. Lyle D. Feisel	Director	$161,883	$153,500	$153,500		$315,383
Sigrun Hjelmqvist	Director	$45,000	$63,750	$85,000		$130,000
James W. Power	Director	$75,200	$40,425	$161,700	$17,500	$269,200
Total:		$7,472,716	$1,259,105	$2,182,497	$71,500	$9,726,713

(1)	This column includes stock options with exercise prices of less than $2.25 per share as of May 25, 2011 and that were vested on that date.

(2)	This column includes all stock options with exercise prices of less than $2.25 per share as of May 25, 2011. All outstanding stock options will accelerate and vest in full as a result of the merger.

(3)	If the merger is completed, the 13,392,857 Rollover Shares registered under the name of Chen Revocable Trust DTD 5/8/2001 and Hsi Family Trust, which are beneficially owned by Robert I. Chen and Peter C. Hsi, respectively, will be valued at $2.25 per share and exchanged for a combination of preferred stock and common stock in Purchaser valued at approximately $30.1 million in the aggregate (“Value of Rollover Shares”). Total Cash Consideration does not include the Value of Rollover Shares.

(4)	See the description of the severance agreement and bonus described below in “Special Factors — Interests of Our Directors and Executive Offices in the Merger — Severance Agreement.”

Severance Agreement
In connection with the merger, and in order to provide Mr. Gausman with an incentive to continue his employment with us, we entered into a Change of Control Severance Agreement, dated September 19, 2010, with Mr. Gausman pursuant to which Mr. Gausman will receive a lump sum severance payment equal to 12 months of his base salary and reimbursement of COBRA premiums for up to 12 months, upon his termination of employment without “cause,” or for “good reason,” following the merger. In addition, upon the consummation of the merger, Mr. Gausman will receive a bonus equal to $62,500 (three months of base salary).
Positions with the Surviving Corporation
It is anticipated that two representatives of Vector Capital will be the initial officers of the surviving corporation.
Indemnification of Directors and Officers; Insurance
The Merger Agreement provides that the surviving corporation will continue our indemnification obligations with respect to our directors and officers and that Purchaser will provide, or cause the surviving corporation to provide, for a period of not less than six years after the consummation of the merger, our officers and directors with an insurance and indemnification policy, in an amount not in excess of $300,000, that provides coverage for events occurring at or prior to the consummation of the merger that is no less favorable than the existing policy of RAE Systems.
Compensation of Members of the Special Committee
The members of the Special Committee received an aggregate of $71,500 in connection with the performance of their duties as members of the Special Committee equal to $500 per meeting for each member other than Ms. Wang, who served as the chairperson of the Special Committee, and $1,000 per meeting for the chairperson). James W. Power received an aggregate of $17,500 in connection with his services as a member of the Special Committee. Dr. Keh-Shew Lu received an aggregate of $17,000 in connection with his services as a member of the Special Committee, and Susan Wang received an aggregate of $37,000 in connection with her services as a member, and chairperson, of the Special Committee.
Transactions with the Rollover Holders
In connection with the merger, the Rollover Holders will contribute, immediately prior to the effect time of the merger, 13,392,857 Rollover Shares to Purchaser. The Rollover Shares will be valued at $2.25 per share, and in exchange for the Rollover Shares, the Rollover Holders will receive equity in Purchaser valued at approximately $30.1 million, in the aggregate, in the same classes of stock, and at the same valuation, as Vector Capital’s cash investment. Of the remaining 4,681,324 shares of our common stock owned by the Rollover Holders, a number of shares equal to the difference between the per share cash merger consideration and $1.30 per share, multiplied by the total number of shares of our common stock owned by the Chen Revocable Trust in excess of 10,701,525, divided by the per share cash consideration, or a total of 1,976,559 shares on the date of this Supplement, with a value of approximately $4.45 million, will be transferred by the Chen Revocable Trust to the Purchaser for no consideration at the closing of the merger, and the remainder, a total of 2,704,765 shares on the date of this Supplement, will be cashed out in the merger at $2.25 per share (or a total of approximately $6.1 million). Accordingly, immediately following the effective time of the merger, the Rollover Holders will receive combined equity and cash in the total value of approximately $36.2 million.
Cash Consideration Received by Rollover Holders in Connection with the Transaction

	Cash Merger
	Consideration to be	Realizable Value
Name of Rollover	Received for RAE	of All Options at the	Total Cash
Holders	Systems Common Stock	Closing of Merger	Consideration
Chen Revocable Trust DTD 5/8/2001	$6,085,721		$6,085,721
Chen Family Foundation	$407,835		$407,835
Robert I. Chen	—	$310,400	$310,400
Hsi Family Trust	—	—	—
Peter C. Hsi	—	$254,500	$254,500
Lien Q. Chen	—		—
Total	$6,493,556	$430,083	$6,923,639
Vector intends to raise approximately $30 million in debt. Assuming the full amount is borrowed in connection with the merger and is used to purchase common stock, then the post-closing equity value of Purchaser after the merger will be approximately $111.31 million (determined based on the pre-merger equity value of our common stock and options and transaction expenses reduced by the amount of the debt incurred by Purchaser in connection with the merger (net of our expected costs at closing)) and the enterprise value will be approximately $130.66 million. Based on the above assumptions, to fund a portion of the merger consideration, Vector and PSIL have agreed to invest approximately $66.7 million and approximately $10.1 million, respectively, in cash in Purchaser in the form of an equity contribution (consisting of a combination of preferred stock and common stock). The Rollover Holders’ contribution of Rollover Shares and Vector’s investment will be made at the same valuation. Mr. Chen and Mr. Hsi amended their Rollover Agreements with Purchaser, in each case to reflect that each person’s ownership interest in Purchaser is the same as it would have been if the Transferable Shares were not transferred to Purchaser for no consideration. As a result, immediately after the merger, (i) the Rollover Holders would hold equity in Purchaser valued at approximately $30.1 million (or approximately 27.1% of the total equity value of approximately $111.31 million), (ii) Vector Capital would hold equity in Purchaser valued at $70.5 million (or approximately 63.4% of the total equity value of $111.31 million), and (iii) PSIL would hold equity in Purchaser valued at approximately $10.7 million (or approximately 9.58% of the total equity value of $111.31 million). The remainder of the capitalization of Purchaser would consist of $30 million in debt, which will not exist prior to the closing of the merger, and which would be arranged by Vector.
It is anticipated that, after the closing of the merger, Purchaser will authorize and reserve an equity pool representing approximately 10% of the then-outstanding common stock of Purchaser. Of this common stock equity pool, Mr. Chen and Dr. Hsi will have the right to acquire restricted common stock pursuant to a customary restricted stock purchase agreement representing 1% and 1.5%, respectively, of the outstanding common stock of Purchaser on customary terms and conditions, including vesting. The common stock equity pool will otherwise dilute the ownership of the Rollover Holders and Vector on a pro rata basis.
The Rollover Holders have also entered into a stockholders agreement with Purchaser and Vector Capital, which will govern the rights and obligations of Vector Capital and the Rollover Holders as holders of equity in Purchaser following completion of the merger. Pursuant to the stockholders agreement, immediately following the merger, the board of directors of Purchaser will initially consist of five members, three of which initially will be designated by Vector Capital and two of which initially will be designated by the Rollover Holders. The stockholders agreement also sets forth certain requirements regarding the voting of the equity of Purchaser and certain restrictions on transfers of the equity of Purchaser and provides the Rollover Holders with certain information rights, preemptive rights, a guaranteed return on their rollover investment in certain circumstances and the right to effect a sale of the equity of Purchaser in the event Mr. Chen’s or Dr. Hsi’s (as applicable) employment with RAE Systems is terminated without cause after the merger. Pursuant to a registration rights agreement, the Rollover Holders will also be entitled to registration rights with respect to the registration under the Securities Act of 1933, as amended, of the equity of Purchaser they will own following the merger. Purchaser has agreed, contingent upon the closing of the merger, to reimburse the Rollover Holders for a portion of the expenses incurred by them in connection with the negotiation of the final terms with respect to the Rollover Shares and post-closing governance of the Purchaser and the employment agreements.
Mr. Chen, Dr. Hsi and Ms. Lien Q. Chen (Mr. Chen’s spouse) (collectively, the “executives”) have also entered into employment agreements with Purchaser, which will be effective as of the effective time of the merger and will govern their respective employment arrangements with RAE Systems after the effective time of the merger. Each employment agreement provides that the executive’s employment relationship with RAE Systems will be “at-will” and terminable by either the executive or RAE Systems with or without “cause.” Each employment agreement provides for an initial base salary for the executives, in the following amounts (i) $350,000 for Mr. Chen, (ii) $200,000 for Dr. Hsi, and (iii) $125,000 for Ms. Chen, which amounts are consistent with each executive’s current base salary. In addition, each executive will be eligible to receive an annual bonus, determined in the discretion of RAE Systems’ board of directors. The employment agreements provide that the executives are entitled (to the extent eligible) to participate on the same basis as similarly situated employees in RAE Systems’ benefit plans in effect from time to time during his or her employment. In addition, Mr. Chen and Dr. Hsi are each entitled to an annual automobile allowance in the amount of $16,000 and reimbursement (to the extent not otherwise covered by insurance) for an annual physical examination.
The employment agreements with Mr. Chen and Dr. Hsi further provide that such executives will be issued a restricted stock award for a number of shares of Purchaser’s common stock equal to (i) in the case of Mr. Chen, 1% of Purchaser’s then outstanding shares of common stock and (ii) in the case of Dr. Hsi, 1.5% of Purchasers’ then outstanding shares of common stock (determined, in each case, after giving effect to the merger and after giving effect to the equity pool reserve described elsewhere in this proxy statement), in each case subject to customary vesting schedules.
If any executive’s employment is terminated by RAE Systems without “cause” or by the executive for “good reason,” then (i) RAE Systems shall pay to such executive: (1) his or her then current monthly base salary plus (2) an amount equal to one-twelfth of his or her 100% on target annual bonus each month for a period of twelve (12) months (or, in the case of Mr. Chen, eighteen (18) months), less applicable withholdings and deductions, (ii) in the case of Mr. Chen, his restricted stock award will accelerate vesting as to an additional eighteen (18) months of vesting and in the case of Dr. Hsi, his restricted stock award will accelerate vesting as to an additional twelve (12) months of vesting, and (iii) in the case of Mr. Chen, a lump sum payment of $45,000 and in the cases of Dr. Hsi and Ms. Chen, a lump sum payment of $30,000. Provision of the severance payments and benefits is contingent upon the executive executing (and not revoking) a valid general release of claims in favor of RAE Systems and its affiliates within 21 days of termination.
To the extent required to avoid a violation of Section 409A of the Code, any severance payments made to an executive at the time he or she qualifies as a “specified employee” (within the meaning of Section 409A) will be delayed for six months or until the date of the executive’s death (if earlier).
The employment agreements contain restrictive covenants, including a perpetual confidentiality covenant pursuant to which the executives have agreed not to disclose RAE Systems’ confidential information. In addition, the executives have agreed not to compete with RAE Systems and not to solicit its employees, consultants or customers for a period of two (2) years from the effective date of the employment agreement.
As of the date of this Proxy Statement, none of the other executive officers of RAE Systems has entered into any arrangement, agreement or understanding with Vector Capital, Purchaser or their affiliates regarding employment with, or the right to purchase or participate in the equity of, Purchaser or the surviving corporation. As more fully described above, it is anticipated that, after the closing of the merger, Purchaser will authorize and reserve an equity pool representing approximately 10% of the then-outstanding common stock of Purchaser. Of such common stock equity pool, Mr. Chen will have the right to acquire restricted common stock pursuant to a customary restricted stock purchase agreement representing 1% of the outstanding common stock of Purchaser on customary terms and conditions, including vesting. Dr. Hsi will have the right to acquire restricted common stock pursuant to a customary restricted stock purchase agreement representing 1.5% of the outstanding Common stock of Purchaser on customary terms and conditions, including vesting. The common stock equity pool will otherwise dilute the ownership of the Rollover Holders and Vector Capital on a pro rata basis. The terms of the equity plan will be later determined by Purchaser in consultation with our management but Purchaser anticipates that the plan would provide financial equity incentives to management in amounts customary for transactions of this kind.

UPDATE TO “IMPORTANT INFORMATION CONCERNING RAE SYSTEMS” SECTION OF THE PROXY STATEMENT
Selected Historical Financial Data
The section of the Proxy Statement entitled “Important Information Concerning RAE Systems — Selected Historical Financial Data”, as amended by the Third Supplement, is hereby supplemented as set forth below.
Set forth below is certain selected unaudited historical consolidated financial data relating to RAE Systems and our consolidated subsidiaries, which should be read in conjunction with, and is qualified in its entirety by reference to, our historical financial statements, the notes to those statement, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011. The selected financial data set forth below as of March 31, 2010 and 2011 and for the quarters ended March 31, 2010 and 2011 have been derived from the unaudited consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 which information is incorporated by reference in this proxy statement. More comprehensive financial information is included in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, which are incorporated herein by reference, and other documents filed by us with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained in those documents. See “Where You Can Find More Information.”

	Quarter ended March 31,
	2010	2011
Operating Data:
Net sales	$16,855	$22,447
Gross profit	$9,496	$13,675
Operating income (loss) from continuing operations	$(82)	$(2,136)
Income (loss) from continuing operations	$(214)	$(2,865)
Basic income (loss) per common share from continuing operations	$(0.01)	$(0.05)
Diluted income (loss) per common share from continuing operations	$(0.01)	$(0.05)
Weighted-average common shares:
Basic outstanding shares	59,405,342	59,512,064
Diluted outstanding shares	59,405,342	59,512,064

	March 31,	March 31,
	2010	2011
Balance Sheet Data:
Working capital	$31,775	$27,781
Total assets	$76,336	$70,972
Long-term liabilities	$7,651	$6,298
Total stockholders’ equity	$38,724	$36,709

Ratio of Earnings to Fixed Charges
The section of the Proxy Statement entitled “Important Information Concerning RAE Systems — Selected Historical Financial Data” on page 81 of the Proxy Statement is updated to supplement that section with the following:
The following presents our ratio of earnings to fixed charges for the quarters ended March 31, 20010 and 2011, which should be read in conjunction with our consolidated financial statements, including the notes thereto, included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011. See “Where You Can Find More Information.”

	Quarter ended March 31,
	2010	2011
Fixed Charges:
Interest Expense	$21	$26
Capitalized interest	51	—
Deemed interest on operating leases	138	121

Total Fixed Charges	210	147

Earnings:
Add:
Income (loss) from continuing operations before income taxes	$(85)	$(2,280)
Fixed Charges	210	147
Deduct:
Capitalized Interest	(51)	—
Net loss (income) attributable to the non-controlling interest	12	(39)

Total Earnings:	$86	$(2,172)

Ratio of Earnings to Fixed Charges	0.4	(12.1)
Deficiency:	$—	2,319

The sections of the Proxy Statement entitled “Important Information Concerning RAE Systems — Book Value Per Share” and “—Market Price and Dividend Data” beginning on page 81 of the Proxy Statement is updated to replace those sections in their entirety with the following:
Book Value Per Share
Our net book value per share as of March 31, 2011 was $0.65.
Market Price and Dividend Data
Our common stock traded on the American Stock Exchange (“AMEX”) under the trading symbol “RAE” beginning on August 29, 2003. Effective October 1, 2008, the AMEX was acquired by NYSE Euronext, the holding company created by the combination of NYSE Group, Inc. and Euronext N.V. in April 2007. Since October 1, 2008, our common stock has traded on the NYSE Alternext US (“NYSE-Alt”). The Proxy Statement includes a table setting forth, for the years ending December 31, 2006, 2007, 2008, 2009 and 2010, the high and low sales prices for our common stock as derived from publicly reported AMEX and NYSE-Alt daily trading data. The quotations do not reflect adjustments for retail mark-ups, mark-downs, or commissions and may not necessarily represent actual transactions. During the period from January 1, 2011 through May 26, 2011, the high sales price for our common stock as reported by the NYSE Alternext US was 2.28 and the low sales price as reported by the NYSE Alternext US was $1.53. The high and low sales prices per share for our common stock as reported by the NYSE Alternext US on May 27, 2011, the latest trading day before the date of this Fourth Supplement, were $2.27 and $2.25, respectively.
As of May 9, 2011, the record date for our Special Meeting of Stockholders, there were approximately 59,512,064 stockholders of record who held shares of our common stock.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC public reference room at the following location: Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.
Purchaser has supplied all information contained in this proxy statement relating to Purchaser and Merger Sub and we have supplied all information relating to RAE Systems.
In some cases, the SEC allows RAE Systems to “incorporate by reference” information that it files with the SEC in other documents into this proxy statement. This means that RAE Systems can disclose important information to you, where permitted, by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. RAE Systems incorporates by reference into this proxy statement the following documents or information that it filed with the SEC under the Exchange Act:
•	Annual Report on Form 10-K, for the year ended December 31, 2010.

•	Quarterly Report on Form 10-Q, for the quarter ended March 31, 2011

•	Current Report on Form 8-K filed with the SEC on January 6, 2011.

•	Current Report on Form 8-K filed with the SEC on January 19, 2011.

•	Current Report on Form 8-K filed with the SEC on March 9, 2011.

•	Current Report on Form 8-K filed with the SEC on April 4, 2011.

•	Current Report on Form 8-K filed with the SEC on May 16, 2011.

•	Current Report on Form 8-K filed with the SEC on May 18, 2011.

•	Current Report on Form 8-K filed with the SEC on May 24, 2011.

•	Current Report on Form 8-K filed with the SEC on May 25, 2011.
RAE Systems undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain copies of documents incorporated by reference by requesting them in writing from MacKenzie Partners, Inc., our proxy solicitation agency toll-free at (800) 322-2885 or call collect at (212) 929-5500, by email at proxy@mackenziepartners.com, by mail at 105 Madison Avenue, New York, New York 10016, or from the SEC as described above.
Because the merger is a “going-private” transaction, RAE Systems, Ray Holding Corporation, Ray Merger Sub Corporation, Vector Capital, and the Rollover Holders have filed with the SEC a Rule 13e-3 Transaction Statement or Schedule 13E-3 under the Exchange Act with respect to the merger. This proxy statement does not contain all of the information set forth in the Schedule 13E-3 and the exhibits thereto. Copies of the Schedule 13E-3 and the exhibits thereto (including the financial analysis materials prepared by UBS in connection with its presentation to the Special Committee) are available for inspection and copying at RAE Systems’ principal executive offices during regular business hours by any of our stockholders, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by making a request in writing from MacKenzie Partners, Inc., our proxy solicitation agency toll-free at (800) 322-2885 or call collect at (212) 929-5500, by email at proxy@mackenziepartners.com, by mail at 105 Madison Avenue, New York, New York 10016, or from the SEC as described above.
* * *
You should rely only on the information contained in the Proxy Statement, as supplemented by the Third Supplement and this Fourth Supplement. We have not authorized anyone to provide you with information that is different from what is contained in the Proxy Statement, as supplemented by the Third Supplement and this Fourth Supplement. This Fourth Supplement is dated May 31, 2011. You should not assume that the information contained in this Fourth Supplement is accurate as of any date other than that date. Neither the mailing of this Fourth Supplement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.
Except as amended by the Third Supplement and this Fourth Supplement, all information set forth in the Proxy Statement remains unchanged. Please also note that this Fourth Supplement does not change the proposals to be acted upon at the Special Meeting, which are described in the Proxy Statement. The Special Meeting is scheduled to take place at the offices of Fenwick & West, at 801 California Street, Mountain View, California 94041, at 10:00 a.m., local time, on June 9, 2011.